Exhibit 99.1

Essex Bank Announces Resignation of Chief Credit Officer

December 15, 2020 (Richmond, Virginia) – Essex Bank, the banking subsidiary of Community Bankers Trust Corporation (NASDAQ: ESXB), announced today that Patricia M. Davis, the Bank’s Executive Vice President and Chief Credit Officer, will resign from the Bank effective February 28, 2021. Her decision to resign is due to a relocation outside of the Bank’s market area for family reasons.

Rex L. Smith, III, President and Chief Executive Officer of Community Bankers Trust Corporation and Essex Bank, stated, “On behalf of our Board of Directors and the management team, we are very grateful for everything that Patti has improved in our credit function, especially over the past six years. Her leadership has been integral in enhancing our credit structure and otherwise maintaining our high standards for safety and soundness. Patti has also overseen the Bank’s handling of troubled borrowers during this year’s pandemic, and we find ourselves in as good a position as possible through the strong customer relationships on which we pride ourselves. Patti has created a strong team that has put in place a credit culture that will allow for an easy transition to her successor.”

The Bank will appoint a new Chief Credit Officer following internal and external executive searches.

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About Community Bankers Trust Corporation and Essex Bank

Community Bankers Trust Corporation is the holding company for Essex Bank, a Virginia state bank with 24 full-service offices, 18 of which are in Virginia and six of which are in Maryland. The Bank also operates two loan production offices.

Additional information on the Bank is available on the Bank’s website at www.essexbank.com. For information on Community Bankers Trust Corporation, please visit its website at www.cbtrustcorp.com.

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s goals and objectives. These statements are made on the basis of the Company’s views and assumptions as of this time, and the Company undertakes no obligation to update these statements unless required by law.  These statements are not a guarantee of future performance, and actual events or results may differ materially from these statements. Investors should consult the periodic and other reports that the Company files from time to time with the Securities and Exchange Commission (including the information set forth under the caption “Risk Factors” in each of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and its Quarterly Report on Form 10-Q for the period ended September 30, 2020) for information about certain factors, risks and uncertainties that could cause such differences. Copies of these filings may be obtained by visiting the Company’s website at www.cbtrustcorp.com.

Contact: John M. Oakey, III

Community Bankers Trust Corporation
804-934-9999